UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): August 20, 2007

CONSTAR INTERNATIONAL INC.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-16496

DE	13-1889304
(State or Other Jurisdiction Of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Crown Way

Philadelphia, PA 19154-4599

(Address of Principal Executive Offices, Including Zip Code)

215.552.3700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 20, 2007, the Company executed an agreement with Frank Gregory, the Company’s former Vice President of European Operations, regarding the termination of his employment with the Company. Mr. Gregory ceased being an officer of the Company on July 19, 2007. Pursuant to the agreement, Mr. Gregory’s employment will continue until September 6, 2007 (the “Termination Date”). Following the Termination Date and Mr. Gregory’s return of Company property in his possession, the Company will pay Mr. Gregory £146,826 as compensation for the termination of his employment. Mr. Gregory will retain his company car and certain health insurance benefits from the Termination Date until the earlier of March 6, 2008 or his obtaining new employment providing such benefits, at an estimated maximum cost to the Company of approximately £4,100. Pursuant to the agreement, Mr. Gregory waived any potential claims regarding his employment and its termination, and Mr. Gregory agreed to certain non-competition covenants.

The full text of the agreement is attached as Exhibit 99.1 to this Report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Agreement dated August 7, 2007 between Constar International Inc. and Frank Gregory.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

CONSTAR INTERNATIONAL INC.

Date: August 24, 2007	By:	/s/ Walter S. Sobon
Walter S. Sobon
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Agreement dated August 7, 2007 between Constar International Inc. and Frank Gregory